EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
HMS Holdings Corp.:

We consent to the incorporation by reference in the registration statement (Nos. 333-108436, 333-108445 and 33-95326-99) on Form S-8 of HMS Holdings Corp. of our reports dated March 25, 2005, with respect to the consolidated balance sheets of HMS Holdings Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of HMS Holdings Corp.

/s/ KPMG LLP

New York, New York
March 25, 2005